Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Roadzen Inc. on Form S-3 (Nos. 333-284695 and 333-282966) of our report dated June 26, 2025, on our audits of the consolidated financial statements as of March 31, 2025 and 2024 and for each of the years then ended, which is included in this Annual Report on Form 10-K filed on June 26, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

ASA & Associates LLP

Gurugram, India

November 19, 2025